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                                                                   Exhibit 10.5

[LOGO]                           [LETTERHEAD]

April 30,1998

Timothy A. Rogers
by Hand Delivery


Dear Tim:

         As discussed, I am pleased to confirm our offer for you to join Integrated Telecom Express, Inc. (ITeX) as our Chief Financial Officer commencing July 20,1998. While you will be subject to the standard terms of employment as stated in our employment manual and guidelines and to our standard non-disclosure and invention assignment agreement (copy enclosed), I thought it would be useful to confirm some of the major points of our offer.

         Your salary for this position will be $135,000 per year. Salary will be paid through our regular payroll, with the usual deductions and taxes as required under the law. Subject to approval from ITeX' Board of Directors, under our Stock Option Plan, you will be granted rights (options) to purchase shares of ITeX common stocks at a price to be decided by ITeX' board of directors under the terms described in our Plan. For your reference the most recent stock option grants in October 1997 were NSOs priced at US$2.55 per share. All of these options will vest over four years under a vesting schedule of 20%, 25%, 30% and 25% each year, with the vesting term commencing from the date you begin employment. In addition, [ILLEGIBLE] option shares will also be subject to the following special vesting condition: the successful closing of the proposed Series A Preferred Stock Offering prior to September 30, 1998, on the terms as favorable to ITeX as those already approved by the Board (see attached).

         For purposes of this special condition, a successful closing means that at least one top tier Venture Capital firm (national reputation Sand
Hill Road and/or Wall Street quality) and two or more of Intel, Alcatel, Microsoft, and/or Compaq participate. Of course, if the board decides not to proceed with the financing as contemplated, we will consider this condition to be fulfilled, and the options will vest as if this condition was satisfied.

         Of course, after an initial thirty days wait period required under our plans, you will be eligible to participate in our health/dental/vision insurance plan. You will also be able to participate in our standard 401(k) and other benefit programs after their respective waiting period. Furthermore, you will be entitled to enjoy


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our standard vacation and medical absence/sick day privileges as outlined in our employee manual. Please let me know if you would like additional specifics of these plans and benefits. Otherwise, we will provide the plan documents and informational packets upon your arrival.

         We consider the terms of this offer as confidential to ITeX and we trust that you will treat it confidentially as between you and the Board of Directors. In order to more effectively plan for your arrival, I would appreciate it if you would please counter sign this offer letter below, and then fax your response to my private fax line (408) 980-9214.

         This letter agreement supersedes and replaces all prior discussions, understandings and communications on the topic of compensation, equity and benefits with ITeX, and there are no other promises, representations or agreements on those topics other than what is expressly stated in this letter agreement. This offer and all benefits are conditioned upon your commencement of full time employment with us by no later than August 1, 1998.

         I am enthusiastic over the opportunity to work with you, and look forward to the day you join us.

                                            Yours sincerely,


                                            /s/ Daniel Chen
                                            -----------------------------
                                            Daniel Chen, Chairman
                                            Integrated Telecom Express

Accepted this 11 day of May, 1998:
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/s/ Timothy Rogers
-----------------------------------
Timothy Rogers